UNITED STATES

                  SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C. 20549


                               FORM 8-K

                            CURRENT REPORT


                  Pursuant to Section 13 or 15(d) of
               the Securities and Exchange Act of 1934


          Date of Report (Date of earliest event reported) -
                            March 3, 1995


                      NATIONAL FUEL GAS COMPANY
              (Exact name of registrant in its charter)


New Jersey                 1-3880             13-1086010
(State or other            (Commission File   (I.R.S. Employer
jurisdiction of            Number)            Identification
incorporation)                                No.)

10 Lafayette Square, Buffalo, New York        14203
(Address of principal executive offices)      (Zip Code)

Registrant's telephone number, including area code:  (716) 857-6904


ITEM 5.  OTHER EVENTS

      National Fuel executives, at a seminar for Security Analysts in New York City on Friday, March 3, 1995, discussed the Company's accomplishments, philosophies, goals and objectives.

      At the seminar the Company indicated that it is looking for annual growth of 3% to 4% in its Utility segment, that a 6% growth rate in its Pipeline segment will be achieved if one or two of the projects currently being pursued comes to fruition and that a 25% growth rate in its non-regulated operations is realistic. Overall, the Company indicated that the sum of those growth rates would bring pretax operating income to $275 million by 1999, without any material change of direction or strategy.

      In addition, the Company announced that National Fuel Gas Supply Corporation, its Pipeline and Storage subsidiary ("Supply Corporation"), is negotiating with the partners of the Avoca Storage Project, Natural Gas Clearinghouse (NGC), Equitrans, Inc., Union Gas, Ltd. and J. Makowski Company, to build a 36-mile pipeline from a salt cavern storage facility located in Avoca, New York to Ellisburg, Pennsylvania where the Ellisburg-Leidy Hub operates. The Hub is a joint venture between subsidiaries of National Fuel and NGC.

      Seneca Resources, Inc. the Company's exploration and production subsidiary (Seneca), will continue its drilling program in the Gulf Coast region. Its 1995 plans include drilling five blocks offshore (one of which is an oil prospect) and six prospects onshore (consisting of three oil prospects and three natural gas prospects). Seneca also indicated that, assuming an average Gulf Coast natural gas price of $1.55/Mcf, it anticipated hedging revenues of approximately $5.7 million for fiscal 1995. Pretax operating income for the first half of fiscal 1995 is expected to be approximately $6.5 million, a decrease from the $10.0 million of the prior year due to lower gas prices and the delay of some drilling, workovers and recompletions pending higher prices for gas.

      In an ongoing effort to streamline operations, the Company will be selling the major pieces of equipment associated with the pipeline construction business of its subsidiary, Utility Constructors, Inc.
(UCI). UCI has been engaged in the businesses of well drilling and service, and the construction of pipelines and related facilities. Earlier this year two other subsidiaries, Penn-York Energy Corporation and Empire Exploration, Inc. were merged into Supply Corporation and Seneca, respectively.


                              SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                    NATIONAL FUEL GAS COMPANY
                                    (Registrant)




                                    /s/Joseph P. Pawlowski
                                    Joseph P. Pawlowski
                                    Treasurer and Principal
                                    Accounting Officer


Date:  March 22, 1995